Exhibit 23.1

CONSENT OF A REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-41995 of Halifax Corporation and subsidiaries on Form S-8 pertaining to the Halifax Corporation 1994 Key Employee Stock Option Plan and Non-Employee Directors Stock Option Plan of our report dated June 14, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective April 1, 2002), appearing in this Annual Report on Form 10-K of Halifax Corporation and subsidiaries for the year ended March 31, 2004.

Deloitte & Touche LLP

McLean, Virginia
June 14, 2004